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                                                                    Exhibit 12.1


                            CONSOLIDATED EDISON, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                       ----------------------------------
                               TWELVE MONTHS ENDED
                               -------------------
                             (Thousands of Dollars)


                                                                  JUNE        DECEMBER
                                                                  2001         2000
                                                               ----------   ----------
EARNINGS
        Net Income for Common Stock                            $  605,744   $  582,835
        Preferred Dividends                                        13,593       13,593
        Income Tax                                                368,618      307,168
                                                               ----------   ----------

                    Total Earnings Before Federal Income Tax      987,955      903,596

FIXED CHARGES*                                                    455,927      431,217
                                                               ----------   ----------
                    Total Earnings Before Federal Income Tax
                       and Fixed Charges                       $1,443,882   $1,334,813
                                                               ==========   ==========



        * Fixed Charges

        Interest on Long-Term Debt                             $  378,262   $  351,410
        Amortization of Debt Discount, Premium and Expense         12,324       12,584
        Interest on Component of Rentals                           20,319       17,697
        Other Interest                                             45,022       49,526
                                                               ----------   ----------

                    Total Fixed Charges                        $  455,927   $  431,217
                                                               ==========   ==========



        Ratio of Earnings to Fixed Charges                           3.17         3.10